SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2012

CLEAN COAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	26-1079442
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

295 Madison Avenue (12th Floor), New York, NY 10017

(Address of principal executive office)

Registrant's telephone number, including area code: (646) 710-3549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD

Clean Coal Technologies, Inc. (the “Company”) and Jindal Steel and Power Ltd. (“Jindal”) have signed a 25-year Technology License Agreement (“TLA”). Under the TLA, the Company will receive an on-going royalty fee of one dollar ($1.00) per metric ton on all coal processed from Jindal majority-owned mines in the ASEAN region,  up to four million tons or four million dollars ($4,000,000) per annum with a waiver of additional royalty fees on further processed coal up to a total of eight million tons per year.  If coal processing increases above eight million tons per year, the royalty will be reinstated and the parties have agreed to review the rate.

In addition to the royalty fee, Jindal will pay the Company a one-time license fee of seven-hundred and fifty million dollars ($750,000).  The license fee will be paid in two installments as follows: a) three-hundred and seventy-five thousand dollars ($375,000) upon signing of a pilot plant construction contract and b) three-hundred and seventy-five thousand dollars ($375,000) upon the successful testing of Jindal's Indonesian coal at the pilot plant. Construction of the pilot plant in Oklahoma will commence immediately upon execution of the construction contract which is expected to be signed during April. Plant construction is scheduled to be completed within 16 to 24 weeks and the testing of the Jindal coal is expected to take place before the end of 2012.

A press release announcing this TLA agreement is attached to this report as an exhibit.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99 – Press release dated 4-4-12

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  April 5, 2012

CLEAN COAL TECHNOLOGIES, INC.

By: /S/ Robin Eves

Robin Eves

Chief Executive Officer